CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Investment Portfolios 2 of our reports dated September 20, 2024, relating to the financial statements and financial highlights, which appear in PGIM Quant Solutions Mid-Cap Index Fund, PGIM Jennison Small-Cap Core Equity Fund, PGIM Core Conservative Bond Fund, PGIM TIPS Fund and PGIM Quant Solutions Commodity Strategies Fund’s Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP New York, New York September 25, 2024